UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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UNIVERSAL DISPLAY CORPORATION

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TABLE OF CONTENTS

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 21, 2007
PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 21, 2007
VOTING AT THE ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES FOR ELECTION AS DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
Report of the Audit Committee
Report of the Compensation Committee
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Awards
Estimated Payments and Benefits on Termination in Connection With a Change-in-Control
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL.
EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS WITH RELATED PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ETHICS AND BUSINESS CONDUCT
SHAREHOLDER PROPOSALS
ANNUAL REPORT TO SHAREHOLDERS

UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2007

Dear Shareholders:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders on Thursday, June 21, 2007, at 4:00 p.m., Eastern Time, at the Holiday Inn – City Line Avenue, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131. We are holding the meeting to:

(1)	Elect seven members of our Board of Directors to hold one-year terms;

(2)	Consider and vote on a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007; and

(3)	Transact any other business that may properly come before the shareholders at the meeting.

If you were the record owner of shares of our common stock at the close of business on April 13, 2007, you may attend and vote at the meeting. If you cannot attend the meeting, you may vote by returning the enclosed proxy card or, if you hold your shares in “street name,” the enclosed voting instruction form. Any shareholder of record may vote in person at the meeting, even if he or she has already returned a proxy card. A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours, at our headquarters in Ewing, New Jersey for 10 days prior to the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
     Treasurer and Secretary

Ewing, New Jersey
April 27, 2007

As promptly as possible, please complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided. Please fill out and return the proxy card or instruction form whether or not you expect to attend the annual meeting in person. If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2007

INFORMATION CONCERNING THIS SOLICITATION

The Board of Directors of Universal Display Corporation (we, us or the “Company”) is soliciting proxies for the 2007 Annual Meeting of Shareholders to be held on Thursday, June 21, 2007, at 4:00 p.m., Eastern Time, at the Holiday Inn – City Line Avenue, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of seven members of our Board of Directors to hold one-year terms;

(2)	a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm (our independent auditors) for 2007; and

(3)	such other business as may properly come before the shareholders at the Annual Meeting.

Voting materials, which include the proxy statement, a proxy card and our Annual Report for 2006, will be mailed to all registered shareholders beginning on or about April 27, 2007. Shareholders holding their shares in “street name” should receive the proxy statement and a voting instruction form from their broker, bank or other custodian, nominee or fiduciary. We will pay the expenses of these solicitations. In addition to solicitation by mail, proxies may be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors who will not be specially engaged or compensated for such services.

Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.

VOTING AT THE ANNUAL MEETING

Our Board of Directors has set April 13, 2007 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 31,706,385 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock. Each holder of our common stock or Series A Nonconvertible Preferred Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.

Only shareholders of record as of the close of business on the Record Date may attend and vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter.

Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the enclosed proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the enclosed proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors and

“FOR” the proposal to ratify KPMG LLP as our independent auditors. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary. In addition, any shareholder of record may vote by ballot at the Annual Meeting, even if he or she has already returned a proxy card.

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

Your vote is important. Please complete, sign and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with our transfer agent in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from that person or entity assigning you the right to vote your shares of common stock.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at seven, all of whom are to be elected at the Annual Meeting. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each nominee has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.

Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.

All nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. The nominees for election are as follows:

NOMINEES FOR ELECTION AS DIRECTORS

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Sherwin I. Seligsohn	71	Mr. Seligsohn has been our Chief Executive Officer and Chairman of our Board of Directors since June 1995. He also served as our President from June 1995 through May 1996. Mr. Seligsohn founded and since has served as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation. He is also Chairman of the Board of Directors and Chief Executive Officer of Global Photonic Energy Corporation. From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (InterDigital), formerly International Mobile Machines Corporation. He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors. Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (PRISM) at Princeton University.
Steven V. Abramson	55	Mr. Abramson has been our President and Chief Operating Officer and a member of our Board of Directors since May 1996. From March 1992 to May 1996, he was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm. From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division. Mr. Abramson is a member of the Executive Committee of PRISM and is also on the Executive Committee of the Board of Governors of the United States Display Consortium.
Sidney D. Rosenblatt	59	Mr. Rosenblatt has been our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since June 1995, and has been a member of our Board of Directors since May 1996. Mr. Rosenblatt is the owner of and served as the President of S. Zitner Company from August 1990 through December 1998. From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital.

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Leonard Becker	83	Mr. Becker has been a member of our Board of Directors since February 2001. For the last 40 years, Mr. Becker has been a general partner of Becker Associates, which is engaged in real estate investments and management. He previously served on the Board of Directors of American Business Financial Services, Inc. (OTCBB: “‘ABFIQ.PK”), as well as on its compensation and audit committees. He also previously served as a director of Eagle National Bank and Cabot Medical Corporation.
Elizabeth H. Gemmill	61	Ms. Gemmill has been a member of our Board of Directors since April 1997. Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is Chairman of the Board of Philadelphia University and serves on the Boards of Directors of Philadelphia Consolidated Holdings Corporation (Nasdaq: “PHLY”), Beneficial Savings Bank MHC, the Philadelphia College of Osteopathic Medicine, and the YMCA of Philadelphia and Vicinity. She previously served as a director of American Water Works Company, Inc. (NYSE: “AWK”) until it was sold in early 2003.
C. Keith Hartley	64	Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He also serves as a director of Idera Pharmaceuticals, Inc. (AMEX: “IDP”) and Swisher International Group, Inc.
Lawrence Lacerte	54	Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Lacerte Technology Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Vote Required and Recommendation of our Board of Directors

Directors are elected by a plurality and the seven nominees who receive the most votes will be elected. Shareholders may vote for or withhold their vote from each nominee, or the entire group of nominees as a whole. Broker non-votes are not considered “votes cast” with respect to this proposal and will have no effect on the outcome of the election of directors. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence

Our Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements. Our independent directors are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors held seven meetings during 2006, and each incumbent director attended all of these meetings. Our Audit Committee and Compensation Committee each held four meetings during 2006, and each member of these committee attended all of these meetings.

All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders. All but one of the current members of our Board of Directors attended our annual meeting of shareholders in 2006.

Director Nominations

Our Board of Directors has not established a standing committee to nominate candidates for election as directors. Instead, a majority of our independent directors recommend, and our full Board of Directors selects, the candidates that will be nominated to stand for election as directors at our annual meetings of shareholders. Our Board of Directors believes that this process is appropriate given the relatively small size of our Board of Directors and the fact that each independent director already serves on both the Audit Committee and the Compensation Committee. Since we do not have a nominating committee, our Board of Directors has not adopted a nominating committee charter.

In nominating candidates for election as directors, both our independent directors and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings should be considered.

Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2008 annual meeting of shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 22, 2008. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

Our independent directors and the full Board of Directors will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.

The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Audit Committee

Our Board of Directors has established a standing Audit Committee. The members of our Audit Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. Ms. Gemmill is the Chairperson of our Audit Committee.

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards. The Audit Committee Charter was updated by our Board of Directors on April 18, 2006, and a copy of the updated charter is publicly available through the “For Investors” section of our website at http://www.universaldisplay.com.

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing with management and our independent auditor these statements and other relevant financial matters;

•	selecting and evaluating our independent auditor and approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;

•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent auditor;

•	reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•	discussing with management and our independent auditor, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•	reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to our standards of business conduct.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements. Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations, and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2006, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2006. In addition, the Audit Committee has discussed with the Company’s independent auditor, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented, and the matters required by auditing standards of the Public Company Accounting Oversight Board (PCAOB), including the opinions regarding internal control over financial reporting pursuant to PCAOB Auditing Standard No. 2. The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent auditor, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006.

Respectfully submitted by the Audit Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Compensation Committee

Our Board of Directors has established a standing Compensation Committee. The members of our Compensation Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte. Ms. Gemmill is the Chairperson of our Compensation Committee.

Our Compensation Committee, which does not operate pursuant to a written charter, is responsible for, among other things:

•	recommending to the full Board of Directors the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technical Officer;

•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors or any Board committees;

•	reviewing and approving or ratifying management’s recommendations for equity compensation awards to other employees and consultants of the Company;

•	administering and discharging the duties imposed on the Committee under the terms of the Company’s Equity Compensation Plan; and

•	performing such other functions and duties as are deemed appropriate by the full Board of Directors.

Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) have been approved mid-year, to coincide with the annual employment anniversaries of these individuals with the Company. Annual bonus awards, long-term incentive awards, and special cash and non-cash awards have been granted at or shortly after year-end. This enables the Committee to review the Company’s fiscal performance for the year in determining these grants.

Our Compensation Committee has historically determined the compensation for members of the Company’s Board of Directors at year-end. For 2007, however, the Committee set compensation for Board members in advance, with this compensation being payable in quarterly installments. No separate compensation is awarded for committee service, and directors who are employees or officers of the Company do not receive separate compensation for their service on the Board.

Company management recommends to the Compensation Committee compensation for all of the Company’s employees, including its executive officers and directors, in order to facilitate the Committee’s activities. However, the Committee exercises independent judgment in making its determinations of compensation for executive officers and directors, and in recommending this compensation to the full Board of Directors. This includes meetings of the Committee in executive session to review and ultimately finalize its recommendations.

Compensation Committee Interlocks and Insider Participation

Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements. None of the members of our Compensation Committee were officers or employees of the Company or its subsidiary during 2006, were formerly officers of the Company or its subsidiary, or had any relationship with the Company since the beginning of 2006 that requires disclosure under Item 404 of Regulation S-K. Nor have there been, since the beginning of 2006, any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “For Investors” section of our website at http://www.universaldisplay.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Compensation and benefits programs are an important part of our relationship with our employees. We seek to reward individuals for individual accomplishments and contributions to our long-term strategic and short-term business goals. Our compensation and benefits packages are intended to be competitive, thereby allowing us to attract, motivate and retain talented employees. We also attempt to link the business goals of our executive officers with the interests of our shareholders, by linking a significant portion of their compensation to the value of our common stock.

How We Determine Executive Compensation

Each year, Company management and our Compensation Committee review all components of compensation to our executive officers, factoring in both recent historical compensation and near-term prospective compensation. This analysis takes into account the extent to which we have achieved our business goals, including our goals for revenues, expense management, balance sheet stability, research and development, the further development of existing business relationships, the creation of new strategic relationships and increased shareholder value. We also evaluate the individual performance of our executive officers in relation to the achievement of these goals, as well as relative pay considerations within the executive officer group.

We strive to provide competitive compensation while offering programs that emphasize our key goals of rewarding performance and encouraging retention of key talent. To achieve these goals, compensation paid to our executives is structured to ensure that there is an appropriate balance between: (i) long-term and short-term performance-based compensation; (ii) cash and non-cash forms of compensation; (iii) the different forms of equity-based and other non-cash compensation; (iv) individual performance, Company performance and shareholder value; and (v) cost and expected near-term and long-term benefit to the Company. While we consider publicly available compensation information regarding other comparable companies, we do not engage in benchmarking of compensation.

Executive management makes recommendations to our Compensation Committee regarding all aspects of our compensation programs. However, final decisions on any major element of compensation, as well as total compensation for our executive officers, are made by our Compensation Committee. Awards to our executive officers are recommended by our Compensation Committee and approved by our Board of Directors at previously scheduled meetings. Our Chief Executive Officer does not participate in Compensation Committee or Board deliberations regarding his compensation. Also, our Compensation Committee does not set equity grant dates in order to affect the value of any award.

Elements of Compensation

Our total compensation program for executive officers consists of the following elements:

•	Base salaries;

•	Annual bonus awards;

•	Long-term equity compensation awards;

•	Special cash and non-cash awards; and

•	Perquisites and other benefits.

Base salaries

Consistent with our overall compensation philosophy, we believe that competitive base salaries help attract, motivate and retain good performers. Base salaries are intended to be generally competitive with those offered by other comparable companies, taking into account such factors as the level of responsibility involved, the need for special expertise and the specific individual’s experience and prior performance at the Company.

Based on historical practice, at a meeting held during the second or third quarter of each year, the base salaries of Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are adjusted effective as of July 1st of that year, and the salary of Dr. Brown is adjusted effective as of June 22 of that year. Consistent with the range of salary increases for all of our employees, the base salaries for our executive officers were increased by five and one-half percent (5.5%) in 2006. We believe that these increases, as well as the overall base salaries of our executive officers, are reasonable and appropriate under current market conditions.

Annual bonus awards

Bonuses have historically been awarded to employees on an annual basis. These bonus awards have included both cash and non-cash compensation, with non-cash compensation taking the form of vested shares of our common stock. These awards are based on individual and Company performance as measured both qualitatively and quantitatively. We believe that using common stock to pay these awards aligns employee interests with those of our shareholders.

Our Compensation Committee instituted an Executive Performance Compensation Program for the Company’s executive officers in 2004. This program, which runs through 2007, contemplates that executive management bonus compensation would be awarded based substantially on the achievement of performance goals to be set annually by the Compensation Committee for each individual executive officer. These goals and the awards for achieving them were to be established in a manner designed to reward enhanced Company and individual performance of both a qualitative and quantitative nature. Specific metrics for quantitative assessment were to include, for example, items such as revenues, earnings, expense management, stock price and number of new contracts executed.

The Committee, however, did not set formal performance goals and corresponding awards for the Company’s executive officers for 2005 or 2006. Pursuant to its authority, the Committee determined that bonus compensation to executive officers for these years would be granted by the Committee in its discretion, taking into account the Company’s financial results, business performance and other relevant factors, at year-end. The Committee concluded that this approach was appropriate in light of the early stage of the market for commercial OLED products.

Bonus awards to our executive officers for 2006 were determined by our Compensation Committee in its discretion at a meeting held on January 9, 2007. These awards took the form of shares of our common stock issued as follows: Mr. Seligsohn — 13,689 shares; Mr. Abramson — 23,956 shares; Mr. Rosenblatt — 23,956 shares and Dr. Brown — 13,689 shares. These awards were designed to recognize the substantial efforts of our executive officers to position the Company for the future, particularly in light of delays in the launch of commercial OLED products by third-party manufacturers, by accelerating technology innovation, creating new business relationships and solidifying existing ones, managing cash, controlling expenses and otherwise improving our financial performance. These awards also took into consideration the total value of the compensation packages awarded to our executive officers relative to those awarded to the executive officers of other public companies in our industry.

Long-term equity compensation awards

Long-term equity compensation awards have historically been awarded to our executive officers and other management-level employees in the form of options to purchase shares of our common stock. However, due to recent changes in the financial accounting rules based on the adoption of FAS 123R, we determined that awards of stock options should be limited starting in 2006. Consequently, long-term equity compensation awards for 2006 took the form of restricted shares of our common stock.

Our Compensation Committee granted restricted share awards to our executive officers at a meeting held on January 9, 2007. These awards will vest in equal increments of one-third each on the next three anniversaries of the grant date. The awards are complimentary to our annual bonus awards, and are intended to focus executive behavior on the future of our Company. In determining long-term equity compensation awards, outstanding awards from prior years are considered, as are corresponding awards to the executive officers of other public companies similar to us in terms of market capitalization or industry.

Special cash and non-cash awards

Under special circumstances, we have made cash and non-cash awards to our employees, including our executive officers. For example, we have historically awarded a small number of stock options to our employees in connection with the filing and issuance of patents on which they are named inventors. From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.

In 2006, we granted options to purchase 250 shares of our common stock to each of Mr. Seligsohn and Dr. Brown. The grant to Mr. Seligsohn was in recognition of the issuance of a U.S. patent for which he is a named inventor, and the grant to Dr. Brown was in recognition of the filing of a U.S. patent application for which she is a named inventor. For 2006, we also issued a special cash bonus award of $25,000 to Dr. Brown in recognition of her having been named a Fellow of the Institute of Electrical and Electronics Engineers.

Perquisites and other benefits

We provide benefits to all of our employees, including our executive officers. These include paid sick and vacation time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits. We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.

For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, 401(k) plan matching contributions amounted to $6,600 for each of our executive officers in 2006. Although the matching contributions of our executive officers were based on the same percentage of salary as the contributions of other of our employees, because the salaries of our executive officers are higher than those of our other employees, the dollar value of those matching contributions was higher for our executive officers. However, the difference in dollar value is relatively small compared to the total compensation payable to our executive officers for the year.

We also provide an automobile allowance of $500 per month to each of Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt. All of these individuals live a considerable distance from our offices in Ewing, New Jersey, such that we believe it is appropriate to partially compensate them for their automobile usage. Again, we do not consider this additional perquisite to be a substantial component of executive compensation.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our executive officers. However, all of our executive officers are major shareholders in the Company, and all have substantial holdings of outstanding, vested stock options and stock purchase warrants. We believe that these current holdings are sufficient to ensure that our executive officers remain committed to our Company and its business.

Change in Control Payments

In 2003, we entered into change in control agreements with our executive officers and other management employees. These agreements provide for certain cash payments and other benefits to these individuals in the event that their employment is terminated in connection with a change in control of the Company. They are known more commonly as “double-trigger” change-in-control agreements. We believe that these agreements would help to reinforce and encourage the continued attention and dedication of these individuals to our Company in the event they are asked to help facilitate a change in control. The specific benefits and compensation payable to these individuals in connection with a change in control are set forth elsewhere in this proxy statement.

Tax and Other Financial Consequences of Our Compensation Program

Internal Revenue Code §162(m)

In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the Internal Revenue Code (the “IRC”). Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based. Our policy is that executive compensation qualify for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives. For 2006, we do not believe that Section 162(m) limited the deductibility of any compensation paid to our executive officers.

Internal Revenue Code §409A

Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. All of our compensation plans and arrangements presently meet, or will be amended to meet, these requirements. As a result, employees will be taxed when the deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our executive officers are entitled to payments upon the termination of their employment following a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control.

Accounting Treatment under FAS 123R

As previously indicated, we have modified our approach to granting equity compensation awards due to the adoption of FAS 123R. The adoption of this new accounting standard has substantially increased the cost of granting stock option awards. Consequently, we have essentially eliminated such awards from our bonus compensation, replacing them with other forms of equity compensation that have less of an accounting impact on our Company.

Future Compensation Program Considerations

As previously indicated, our Compensation Committee did not set formal performance goals and corresponding awards for the Company’s executive officers for 2005 or 2006 due to the early stage of the market for commercial OLED products. The Committee has determined that market conditions remain essentially the same, and thus has not set any performance goals or corresponding awards for 2007. Consequently, annual and long-term incentive awards for 2007 will again be awarded by the Committee in its discretion at year-end, taking into account the Company’s financial results, business performance and other relevant factors.

In 2006, our Compensation Committee directly engaged the Hay Group, an outside global management consulting firm, to conduct a review of compensation for members of our Board of Directors, and to recommend an annual and long-term incentive plan for the Company’s executive officers. The Hay Group’s review of Board of Directors’ compensation was utilized in determining 2006 and 2007 compensation for Board members who are not employees or officers of the Company. The Hay Group’s recommendation of an annual and long-term incentive plan for the Company’s executive officers will be discussed further in 2007, and may be utilized to help determine executive officer compensation for 2007 and subsequent years.

Special Considerations for the Compensation of Our Chief Executive Officer

The compensation of our Chief Executive Officer, Mr. Seligsohn, has been reduced from what it otherwise might have been to take into account that Mr. Seligsohn also serves as Chairman of the Board of Directors and Chief Executive Officer of, and performs services for, other companies that he has founded. Most notable in this regard is Global Photonic Energy Corporation (GPEC), a privately-held corporation of which Mr. Seligsohn and his family are the largest shareholders. We believe that this adjustment to Mr. Seligsohn’s salary and other compensation is appropriate in light of his duties and responsibilities to GPEC and these other companies.

Summary Compensation Table

The following table provides information on the compensation of our Chief Executive Officer and our other executive officers for services in all capacities to the Company and its subsidiary for 2006. This group is referred to in this proxy statement as the “Named Executive Officers.” Values in the table are based on the amount recognized by the Company as compensation expense for 2006 pursuant to FAS 123R.

			Stock		Option		All Other
Name and Principal Position	Salary ($)	Bonus ($)	Awards ($)		Awards ($)		Compensation ($)		Total ($)

Sherwin I. Seligsohn	263,796	—	200,000	(1)	2,338	(2)	20,564	(3)	486,698
Chairman of our Board of Directors and Chief Executive Officer
Steven V. Abramson	436,030	—	350,000	(4)	—		23,185	(5)	809,215
President and Chief Operating Officer
Sidney D. Rosenblatt	436,030	—	350,000	(4)	—		27,220	(6)	813,250
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Julia J. Brown, Ph.D.	272,657	25,000	200,000	(7)	2,239	(8)	8,508	(9)	508,404
Vice President and Chief Technical Office

(1)	Based on (a) 9,278 shares of Common Stock granted on January 9, 2007, the closing price of such stock being $14.61 on the grant date; and (b) 4,411 shares of Common Stock withheld for payment of $64,445 of associated payroll taxes.

(2)	FAS 123R grant date value of 250 options, with an exercise price of $12.40, granted on June 20, 2006.

(3)	Based on (a) auto expense reimbursements of $570; (b) life and disability insurance premium payments of $13,394; and (c) 401(k) plan contributions of $6,600.

(4)	Based on (a) 14,148 shares of Common Stock granted on January 9, 2007, the closing price of such stock being $14.61 on the grant date; and (b) 9,808 shares of Common Stock withheld for payment of $143,295 of associated payroll taxes.

(5)	Based on (a) auto expense reimbursements and allowance of $3,957; (b) life and disability insurance premium payments of $12,628; and (c) 401(k) plan contributions of $6,600.

(6)	Based on (a) auto expense reimbursements and allowance of $2,983; (b) life and disability insurance premium payments of $17,637; and (c) 401(k) plan contributions of $6,600.

(7)	Based on (a) 9,386 shares of Common Stock granted on January 9, 2007, the closing price of such stock being $14.61 on the grant date; and (b) 4,303 shares of Common Stock withheld for payment of $62,871 of associated payroll taxes.

(8)	FAS 123R grant date value of 250 options, with an exercise price of $11.89, granted on January 17, 2006.

(9)	Based on (a) life insurance premium payments of $1,908; and (b) 401(k) plan contributions of $6,600.

Compensation to each of the named executive officers for 2006 consisted of the following:

•	Base salary, paid in cash;

•	In the case of Dr. Brown, a cash bonus in recognition of her having been named a Fellow of the Institute of Electrical and Electronics Engineers;

•	Discretionary stock awards granted as 2006 performance bonuses on January 9, 2007;

•	In the case of Mr. Seligsohn and Dr. Brown, stock option awards granted as bonuses for the filing of a U.S. patent application or the issuance of a U.S. patent on which they are each named inventors, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense reimbursements, life and disability insurance premium payments, and 401(k) plan contributions.

Grants of Plan-Based Awards Table

The following table summarizes each grant of an award made to a Named Executive Officers in 2006.

		Estimated	Estimated
		Future	Future			All Other
		Payouts	Payouts	All Other		Option
		Under	Under	Stock		Awards:	Exercise
		Non-Equity	Equity	Awards:		Number of	or Base
		Incentive	Incentive	Number of		Securities	Price of
		Plan	Plan	Shares of		Underlying	Option
Name	Grant Date	Awards ($)	Awards ($)	Stocks (#)		Options (#)	Awards ($/Sh)

Sherwin I. Seligsohn	1/3/2006	—	—	18,281	(1)	—	—
Sherwin I. Seligsohn	6/20/2006	—	—	—		250	12.40
Steven V. Abramson	1/3/2006	—	—	31,992	(2)	—	—
Sidney D. Rosenblatt	1/3/2006	—	—	31,992	(2)	—	—
Julia J. Brown, Ph.D.	1/3/2006	—	—	18,281	(1)	—	—
Julia J. Brown, Ph.D.	1/17/2006	—	—	—		250	11.89

(1)	Certificate was for 12,329 shares; remainder withheld to satisfy a tax liability.

(2)	Certificate was for 18,793 shares; remainder withheld to satisfy a tax liability.

Grants of plan-based awards to each of the named executive officers in 2006 consisted of the following:

•	Discretionary stock awards granted as 2005 performance bonuses on January 3, 2006; and

•	In the case of Mr. Seligsohn and Dr. Brown, stock option awards granted as bonuses for the filing of a U.S. patent application or the issuance of a U.S. patent on which they are each named inventors, and with respect to which the Company is the assignee.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards to the Named Executive Officers at the end of 2006.

Option Awards

		Number of
		Securities
		Underlying
		Unexercised	Option	Option
		Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Price ($)	Date

Sherwin I. Seligsohn	6/12/1997	5,000	$4.06	6/12/2007
	12/17/1997	20,000	$5.25	12/17/2007
	12/18/1998	20,000	$4.50	12/18/2008
	10/12/1999	30,000	$3.875	10/12/2009
	12/14/2000	15,000	$9.4375	12/14/2010
	3/30/2001	20,000	$10.3125	3/30/2012
	12/17/2001	40,250	$8.56	12/17/2012
	9/23/2002	40,000	$5.45	9/23/2012
	1/24/2003	250	$6.65	1/24/2013
	1/20/2004	40,000	$16.94	1/20/2014
	1/18/2005	50,000	$8.14	1/18/2015
	12/30/2005	50,000	$10.51	12/30/2015
	6/20/2006	250	$12.40	6/20/2016

		Number of
		Securities
		Underlying
		Unexercised	Option	Option
		Options (#)	Exercise	Expiration
Name	Grant Date	Exercisable	Price ($)	Date

Steven V. Abramson	6/12/1997	5,000	$4.06	6/12/2007
	12/17/1997	20,000	$5.25	12/17/2007
	4/2/1998	100,000	$6.38	4/2/2008
	12/18/1998	20,000	$4.50	12/18/2008
	10/12/1999	30,000	$3.875	10/12/2009
	12/14/2000	15,000	$9.4375	12/14/2010
	3/30/2001	20,000	$10.3125	3/30/2011
	12/17/2001	40,000	$8.56	12/17/2011
	9/23/2002	40,000	$5.45	9/23/2012
	1/20/2004	40,000	$16.94	1/20/2014
	1/18/2005	50,000	$8.14	1/18/2015
	12/30/2005	50,000	$10.51	12/30/2015
Sidney D. Rosenblatt	6/12/1997	5,000	$4.06	6/12/2007
	12/17/1997	20,000	$5.25	12/17/2007
	4/2/1998	100,000	$6.38	4/2/2008
	12/18/1998	20,000	$4.50	12/18/2008
	10/12/1999	30,000	$3.875	10/12/2009
	12/14/2000	15,000	$9.4375	12/14/2010
	3/30/2001	20,000	$10.3125	3/30/2011
	12/17/2001	40,000	$8.56	12/17/2011
	9/23/2002	40,000	$5.45	9/23/2012
	1/20/2004	40,000	$16.94	1/20/2014
	1/18/2005	50,000	$8.14	1/18/2015
	12/30/2005	50,000	$10.51	12/30/2015
Julia J. Brown, Ph.D.	6/4/1998	25,000	$5.88	6/4/2008
	12/18/1998	15,000	$4.50	12/18/2008
	10/12/1999	15,000	$3.875	10/12/2009
	4/18/2000	90,000	$16.75	4/18/2010
	6/21/2000	10,000	$24.375	6/21/2010
	12/14/2000	10,000	$9.4375	12/14/2010
	2/15/2001	250	$10.375	2/15/2011
	3/30/2001	20,000	$10.3125	3/30/2011
	4/19/2001	500	$13.90	4/19/2011
	12/17/2001	30,000	$8.56	12/17/2011
	4/15/2002	250	$9.10	4/15/2012
	9/23/2002	30,000	$5.45	9/23/2012
	11/18/2002	250	$9.94	11/18/2012
	6/16/2003	250	$9.60	6/16/2013
	1/20/2004	30,000	$16.94	1/20/2014
	4/20/2004	500	$13.28	4/20/2014
	11/23/2004	250	$10.07	11/23/2014
	1/18/2005	40,250	$8.14	1/18/2015
	6/7/2005	500	$9.43	6/7/2015
	12/30/2005	40,000	$10.51	12/30/2015
	1/17/2006	250	$11.89	1/17/2016

Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments, for the Named Executive Officers during 2006.

	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise(1) ($)	Vesting (#)	Vesting ($)

Sherwin I. Seligsohn	174,500	1,827,888	—	—
Steven V. Abramson	200,000	2,095,000	—	—
Sidney D. Rosenblatt	97,500	1,021,313	—	—
Julia J. Brown, Ph.D.	—	—	—	—

(1)	Based on the difference between the market price of the underlying security at exercise and the exercise or base price of the options.

Potential Payments Upon Termination or Change-in-Control

In April 2003, the Company entered into Change in Control Agreements with the Named Executive Officers (the “CIC Agreements”). The CIC Agreements provide for certain cash payments and other benefits to the Named Executive Officers in the event of a termination of these individuals’ employment in connection with a “Change in Control” of the Company, as defined in the CIC Agreements. These benefits include the following:

•	immediate vesting of all stock options, stock appreciation rights, warrants, stock awards and performance units held by the individual, whether or not restricted or subject to the satisfaction of any performance goals or other criteria;

•	a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, stock appreciation rights, warrants, stock awards or performance units;

•	a lump-sum payment equal to the estimated after-tax cost to the individual of continuing any Company-sponsored life or other insurance, travel or accident insurance and disability insurance coverage in effect for the individual, and where applicable, his or her spouse and dependents, for two years;

•	to the extent permitted by law, the benefits to which the individual would be entitled under the Company’s long term incentive, savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•	continued group hospitalization, health and dental care coverage, with coverage equivalent to the coverage to which the individual would be entitled if he or she continued working for the Company for two years at his or her annual base salary;

•	outplacement assistance services for two years at a total cost not to exceed $10,000; and

•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.

For each of the Named Executive Officers, the estimated payments and benefits that would be provided by the Company are set forth in the following table, based on the assumption that a triggering event took place on December 29, 2006.

Estimated Payments and Benefits on Termination in Connection With a Change-in-Control

				Lump		Estimated
			Lump	Sum	Estimated	After-Tax
			Sum	Payment	Value of	Value of
			Payment	of	Ongoing	Ongoing
			for	Estimated	Contributions	Payments to	Estimated
			Accrued	After-Tax	Under	Continue	Value of
	Lump		and	Cost to	Long-Term	Group	Unvested		Value of
	Sum	Lump	Unused	Continue	Incentive,	Medical,	Stock		Tax
	Payment	Sum	Paid	Life,	Savings	Health and	Options and		Reimbursement
	of Two	Payment of	Time	Travel and	and	Dental	Stock		Payments on
	Times	Two	Off	Disability	Retirement	Care	Awards	Payment for	Account of
	Annual	Times	and	Insurance	Plans for	Coverage for	Subject to	Outplacement	Excise or	Total
	Base	Annual	Sick	for Two	Two	Two	Accelerated	Assistance	Other	Payments and
	Salary(1)	Bonus(2)	Time	Years	Years	Years	Vesting(3)	Services(4)	Taxes	Benefits
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Sherwin I. Seligsohn	541,717	1,228,346	62,506	25,226	13,500	16,095	- 0 -	10,000	712,894	2,610,284
Steven V. Abramson	907,399	1,707,579	97,782	26,279	13,500	29,592	- 0 -	10,000	1,053,983	3,846,114
Sidney D. Rosenblatt	907,399	1,707,579	63,383	36,304	13,500	31,190	- 0 -	10,000	1,043,520	3,812,875
Julia J. Brown, Ph.D.	559,625	1,000,031	63,890	4,160	13,500	22,550	- 0 -	10,000	603,750	2,277,506

(1)	Under the CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 29, 2006, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 22, 2006 was utilized. Also, an annual car allowance of $6,000 is included for each of Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt.

(2)	Under the CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 29, 2006, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions. For purposes of this calculation, the employee’s 2003 annual bonus was utilized.

(3)	Assumes all unvested or restricted stock options and stock awards automatically vest on a change of control. Does not include restricted stock bonuses awarded on January 9, 2007.

(4)	The maximum amount payable for outplacement assistance services is $10,000.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a change in control of the Company. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the CIC Agreement.

As used in the CIC Agreement, a change in control of the Company would occur if:

•	any person first becomes the beneficial owner of securities of the Company (not including securities previously owned by such persons or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;

•	the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•	any person consummates a tender offer or exchange for a majority of the voting securities of the Company.

As used in the CIC Agreement, a termination of a Named Executive Officer in connection with a change in control of the Company would include a termination of the individual’s employment:

•	by the Company within two years after a change in control of the Company other than for the individual’s death or incapacity, or for cause;

•	by the individual within two years after a change in control of the Company for (i) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (ii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, (iii) any requirement that individual undertake business travel to an extent substantially greater than is reasonable and customary for his or her position, (iv) a relocation by more than 25 miles of the offices of the Company at which the individual principally works, (v) the Company’s breach of the CIC Agreement, or (vi) a failure of the Company to obtain an agreement from any successor to assume the Company’s obligations under the CIC Agreement; and

•	by either the Company or the individual during the one year period prior to a change in control of the Company, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the change in control.

Compensation of Directors

The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) for 2006.

	Fees
	Earned
	or Paid	Stock		Option	All Other
	in Cash	Awards(1)		Awards(1)	Compensation	Total
Name	($)	($)		($)	($)	($)

Leonard Becker	40,000	62,400	(2)	—	—	102,400
Elizabeth H. Gemmill	40,000	62,400	(2)	—	—	102,400
C. Keith Hartley	40,000	62,400	(2)	—	—	102,400
Lawrence Lacerte	40,000	62,400	(2)	—	—	102,400

(1)	The aggregate numbers of shares issuable to each director upon the exercise of options outstanding as of December 31, 2006 were as follows: Mr. Becker — 130,000 shares; Ms. Gemmill — 145,000 shares; Mr. Hartley — 130,000 shares; and Mr. Lacerte — 25,000 shares. There were no stock awards to any of our directors outstanding as of December 31, 2006.

(2)	Grant date fair value of 5,000 shares issued as compensation for 2006, the grant date price being $12.48 per share.

Compensation to each member of the Board of Directors for 2006 consisted of the following:

•	Director fees, paid in cash; and

•	Stock awards granted on December 19, 2006.

Committee chairpersons did not receive any additional fees or other compensation for service in this capacity. In addition to the foregoing amounts, we reimbursed members of our Board of Directors for their reasonable travel expenses to attend all Board and committee meetings in 2006.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

At its March 12, 2007 meeting, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (our independent auditors) to examine the consolidated financial statements of the Company for the year ending December 31, 2007. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent auditors for 2007 at the Annual Meeting of Shareholders.

We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ADOPTION OF THIS PROPOSAL.

Fees Billed by the Company’s Independent Auditors

The audit and tax fees billed to us by KPMG for 2006 and 2005 are set forth in the table below:

Fee Category	2006		2005

Audit Fees(1)	$185,000	(1)	$179,500	(1)
Audit-Related Fees	—		—
Tax Fees	—		$30,518	(2)
All Other Fees	—		—

(1)	Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews and the issuances of consents.

(2)	Consisted of fees relating to services performed to analyze U.S. and foreign tax consequences associated with various licensing and other transactions.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee currently approves all engagements to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures. During 2006, our Audit Committee did not approve any non-audit services, as defined by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

EQUITY COMPENSATION PLANS

The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2006:

Equity Compensation Plan Information

	Number of securities
	to be issued upon		Weighted-average	Number of securities
	exercise of		exercise price of	remaining available for
	outstanding options,		outstanding options,	future issuance under
Plan Category	warrants and rights		warrants and rights	equity compensation plans(1)

Equity compensation plans approved by security holders	3,743,592		$9.51	1,655,248
Equity compensation plans not approved by security holders	2,324,557	(2)	$13.58	—
Total	6,068,149		$11.07	1,655,248

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)	Equity compensation plan arrangements not approved by shareholders consist of various warrants to purchase shares of our common stock. These warrants were granted under written agreements containing substantially similar terms. The material distinguishing features of each such arrangement are identified in the table below. Where there were multiple grantees, the number of individual grantees is noted next to the grantee name. All grants are fully vested.

	Number of
	Unexercised		Exercise
Grantee(s)	Shares		Price		Grant Date	Expiration Date

Princeton University and the University of Southern California	52,217	(a)	$7.25		10/9/1997	10/9/2007
Steven V. Abramson	100,000		$6.38		4/2/1998	4/2/2008
Sidney D. Rosenblatt	100,000		$6.38		4/2/1998	4/2/2008
Scientific Advisory Board Members – 2	117,412		$6.38		4/2/1998	4/2/2008
Consultant/Agent	25,000		$7.00		4/2/1998	4/2/2008
Consultant/Agent	25,000		$7.25		6/30/1998	6/30/2008
Scientific Advisory Board Members – 2	227,988	(b)	$12.39	(b)	2/17/2000	2/17/2010
Julia J. Brown, Ph.D.	90,000		$16.75		4/18/2000	4/18/2010
Motorola, Inc.	150,000		$21.60		9/29/2000	9/29/2007
Consultant/Agent	189,132	(b)	$17.13	(b)	9/29/2000	9/29/2007
PPG Industries, Inc.	28,168		$24.28		2/15/2001	2/15/2008
Gerard Klauer Mattison & Co., Inc.	186,114	(a)	$13.51	(b)	8/22/2001	8/22/2008
PPG Industries, Inc.	121,843		$24.28		2/15/2002	2/15/2009
PPG Industries, Inc.	361,024		$10.14		2/15/2003	2/15/2010
SG Cowen Securities Corporation	50,313	(a)	$8.00		8/28/2003	8/28/2008
PPG Industries, Inc.	315,461		$10.39		2/15/2004	2/15/2011
PPG Industries, Inc.	184,885		$24.28		2/15/2005	2/15/2012

Total warrants and options not approved by security holders	2,324,557

(a)	All or a portion of these warrant shares have been transferred by the original grantee(s) to one or more third parties.

(b)	As adjusted, in accordance with anti-dilution provisions of the applicable warrant agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

		Number of Shares	Percentage
Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Ownership(2)

Common Stock
	Scott Seligsohn(3)(4)	3,437,186	10.8%
	Lori S. Rubenstein(3)(5)	3,301,000	10.4%
	Steven G. Winters(3)(6)	3,176,000	10.0%
	FMR Corp.(7)	3,125,430	9.9%
	Edward C. Johnson 3d(7)	3,125,430	9.9%
Series A Preferred Stock
	American Biomimetics Corporation(6)(8)	200,000	100%
	Sherwin I. Seligsohn(8)	200,000	100%

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 31,706,385 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes (i) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (ii) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; and (iii) 176,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders. Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter, and Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son.

(4)	Includes 68,250 options to purchase shares of our common stock and 192,936 shares of our common stock owned directly by Mr. Scott Seligsohn.

(5)	Includes 125,000 shares of our common stock owned directly by Ms. Rubenstein.

(6)	The address of these beneficial owners is c/o Wolf, Block, Schorr and Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, PA 19103.

(7)	Based solely on a Schedule 13G/A filed by FMR Corp. and Edward C. Johnson 3d, Chairman of FMR Corp., on February 14, 2007. These shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment advisor. Fidelity has sole power to dispose of or to direct the disposition of all 3,125,430 shares, but does not have sole or shared power to vote or to direct the vote of any of the shares. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 3,123,830 of the shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees. The address of each of Fidelity Management & Research Company, FMR Corp., Fidelity Growth Company Fund and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	Mr. Sherwin I. Seligsohn, our Chairman of the Board and Chief Executive Officer, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

Security Ownership of Management

The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

		Number of Shares	Percentage
Title of Class	Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Ownership(2)

Common Stock
	Sherwin I. Seligsohn(3)	710,979	2.2%
	Steven V. Abramson	684,063	2.1%
	Sidney D. Rosenblatt	589,709	1.8%
	Julia J. Brown, Ph.D.	402,185	1.3%
	Leonard Becker	205,750	*
	Elizabeth H. Gemmill	169,250	*
	C. Keith Hartley(4)	181,278	*
	Lawrence Lacerte	826,250	2.6%
	All directors and executive officers as a group (8 persons)	3,769,464	11.2%
Series A Preferred Stock
	Sherwin I. Seligsohn(5)	200,000	100%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 31,706,385 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed include the following number of shares issuable upon the exercise of outstanding warrants or options: Sherwin I. Seligsohn — 330,750; Steven V. Abramson — 430,000; Sidney D. Rosenblatt — 430,000; Julia J. Brown — 358,500; Leonard Becker — 130,000; Elizabeth H. Gemmill — 145,000; C. Keith Hartley — 130,000; and Lawrence Lacerte — 25,000.

(3)	Includes 176,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary. Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee. Does not include (i) 1,500,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 125,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 68,250 options to purchase shares of our common stock and 192,936 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.

(5)	Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Global Photonic Energy Corporation

Global Photonic Energy Corporation (“GPEC”) is a private company that was formed by Sherwin I. Seligsohn, our Chairman of the Board and Chief Executive Officer, at about the same time the Company was founded in 1994. GPEC’s business focuses on organic photovoltaic solar cells and photoelectrolysis technologies. GPEC’s organic photovoltaic technologies are related to the Company’s organic light emitting device (OLED) technologies, in that similar processes and materials used to emit light from an OLED may be useful for converting solar energy into electricity in an organic photovoltaic device.

Sherwin I. Seligsohn currently serves as Chairman of the Board, Chief Executive Officer and President of GPEC. Certain other of our employees who are not directors or executive officers of the Company also are employed by and/or serve on the Board of Directors of GPEC. Mr. Seligsohn and these other individuals receive separate salaries, bonuses and other compensation from GPEC for their work in these various capacities.

The Company leases to GPEC, on a month-to-month basis, approximately 556 square feet of space (constituting three offices) at the Company’s Ewing, New Jersey facility. The Company also permits GPEC employees to reasonably access and use other areas of the facility, and to utilize associated utilities and other ancillary services (telephone services, computer printer services, photocopying services, Internet access, computer backup, etc.) as required in connection with GPEC’s occupancy of the leased office space. GPEC pays the Company $18.50 per square foot per year for use of the leased office space, plus an additional $109.50 per month for associated utilities and other ancillary services. For 2006, payments from GPEC for these purposes totaled $11,600.

The Company also subleases to GPEC one-half of the 850 square feet of office space leased by the Company in Coeur d’Alene, Idaho. Two shared employees of the Company and GPEC work at this facility. GPEC pays the Company $400 per month for this leased space, which is one-half of the amount paid by the Company under the lease, including all rent and utilities. For 2006, payments from GPEC for this leased space totaled $4,350.

For many years, the Company and GPEC have both funded research in the laboratories of Dr. Stephen R. Forrest, formerly at Princeton University and now at the University of Michigan, and Dr. Mark E. Thompson at the University of Southern California. The Company’s funded research relates to OLEDs and other organic opto-electronic devices, and GPEC’s funded research relates to organic photovoltaic solar cells. On occasion, inventions arising from this funded research have application to both the Company’s and GPEC’s fields of interest.

To address this potential overlap of interest, the Company and GPEC reached an understanding, memorialized in a letter dated June 4, 2004, that patent rights derived from research funded under the research agreements after that date would be censed to each of the Company and GPEC exclusively in its respective field of interest. For GPEC, this field is organic photovoltaic cell for solar energy conversion. For the Company, this field is thin film organic electronics for displays, lasers, lighting, organic tft’s, organic memories and other thin-film organic devices, but not including thin film organic photovoltaic cells for solar energy conversion. The Company has agreed to pay 75% and GPEC has agreed to pay 25% of the legal fees and other costs for patent filings claiming inventions that have application to both parties’ fields of interest, which filings are made in agreed upon countries. If only one of the parties wishes to make a patent filing in a particular country, that party bears the entire cost of the filing. Otherwise, the parties exchange no money or other consideration on account of this arrangement.

Our Relationship with Scott Seligsohn

We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Chief Executive Officer and Chairman of our Board of Directors. For 2006, we paid Scott Seligsohn base salary and bonus compensation of $96,020. On June 20, 2006, we also issued to Scott Seligsohn options to purchase 250 shares of our common stock as a bonus for the issuance of a U.S. patent on which he was a named inventor, and with respect to which the Company is the assignee. These options have an exercise price of $12.40 per share, and the exercise period is 10 years from the date of issuance.

On March 30, 2006, Scott Seligsohn exercised warrants to purchase 200,000 shares of our common stock that were issued to him as employment compensation on April 25, 1996. These warrants had an exercise price of $4.125 per share, and the exercise period was 10 years from the date of issuance. The value of these warrants on the date of exercise, as determined based on the difference between the market price of our common stock on that date and the exercise price of the warrants, was $2,095,000. Upon exercising these warrants, Scott Seligsohn received 85,065 shares of our common stock, which he continues to own. Of the remaining warrant shares, 57,935 shares were withheld by the Company to satisfy a tax liability that the Company paid on Scott Seligsohn’s behalf, and 57,000 shares were sold by Scott Seligsohn under an effective resale registration statement on Form S-3 to satisfy an additional tax liability of Scott Seligsohn that arose from the transaction.

Outstanding Warrant Exercise by C. Keith Hartley

On January 6, 2006, C. Keith Hartley, a member of our Board of Directors, exercised warrants to purchase 4,000 shares of our common stock that were issued to him on January 8, 2001 as a finders’ fee in connection with a private placement transaction we consummated in December 2000. These warrants had an exercise price of $10.00 per share, and the exercise period was five years from the date of issuance. The value of these warrants on the date of exercise, as determined based on the difference between the market price of our common stock on that date and the exercise price of the warrants, was $5,880. Upon exercising these warrants, Mr. Hartley received 4,000 shares of our common stock, which he still currently owns.

Policies and Procedures for Approval of Related Person Transactions

Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between the Company and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.

To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration.

The transactions with related persons identified above were all reviewed with our Audit Committee at a meeting on April 17, 2007. At this meeting, the Audit Committee ratified each of these transactions following its consideration of the potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities. Based solely on our review of these reports as furnished to us during or with respect to 2006, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements, except for one Form 4 filing for Lawrence Lacerte that was submitted three business days late.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Code of Conduct for Employees

We have adopted Corporate Policies and Procedures applicable to all of our officers and other employees, which we updated in December 2006 and which was ratified by our Board of Directors on January 15, 2007. A portion of these policies and procedures (our “Code of Conduct for Employees”) constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules. Our Code of Conduct for Employees also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards. Our Code of Conduct for Employees is publicly available through the “For Investors” section of our website at http://www.universaldisplay.com.

If we make any further amendments to our Code of Conduct for Employees (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Code of Conduct for Employees (including implicit waivers) in favor our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Code of Conduct for Employees with respect to our executive officers must be approved by our Board of Directors.

Code of Conduct for Directors

Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements. Our Code of Conduct for Directors is publicly available through the “For Investors” section of our website at http://www.universaldisplay.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to us on matters appropriate for shareholder action at our next annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 26, 2007, to be considered for inclusion in the proxy statement and form of proxy for our next annual meeting of shareholders. Shareholder proposals received by us after March 10, 2008, will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2006 Annual Report, containing financial statements for the year ended December 31, 2006, is being transmitted with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
     Treasurer and Secretary

Ewing, New Jersey
April 27, 2007

Appendix A
UNIVERSAL DISPLAY CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 21, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Sherwin I. Seligsohn, Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 13, 2007, at the Annual Meeting of Shareholders to be held on June 21, 2007, or any adjournment thereof.
PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN YOUR PROXY PROMPTLY
(Continued and to be signed on the reverse side)

A-1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of the seven directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified.

NOMINEES

[ ]	FOR ALL NOMINEES	☐	Steven V. Abramson

		☐	Leonard Becker

[ ]	WITHHOLD AUTHORITY	☐	Elizabeth H. Gemmill
FOR ALL NOMINEES
		☐	C. Keith Hartley

[ ]	FOR ALL EXCEPT	☐	Lawrence Lacerte
(See Instructions Below)
		☐	Sidney D. Rosenblatt

		☐	Sherwin I. Seligsohn

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ■

		FOR	AGAINST	ABSTAIN

2.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2007	☐	☐	☐
The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, the shares represented by this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2. To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
Signature of Shareholder:                                    Date                   Signature of Shareholder:                                   Date
Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

A-2